[Cooley Godward LLP Letterhead]


July 21, 1999


SUGEN, Inc.
230 East Grand Avenue
South San Francisco, CA  94080

Ladies and Gentleman:


You have requested our opinion with respect to certain matters in connection with the filing by SUGEN, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") on April 23, 1999, covering the offering of a total of up to 2,461,943 shares of the Company's Common Stock with a par value of $0.01 (the "Shares"). The Shares are issuable
(a) upon conversion of the Company's 12% Senior Convertible Notes due 2002 (the "Notes"), (b) upon conversion of the Company's Warrant Notes (the "Warrant Notes") issuable upon exercise of the Company's 12% Senior Convertible Note Purchase Warrants (the "Note Purchase Warrants"), and (c) upon exercise of the Comapny's Common Stock Warrants (the "Warrants") that may be issued upon redemption of the Notes, Warrant Notes or Note Purchase Warrants. All of the Shares are to be sold by certain stockholders as described in the Registration Statement.


In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company' Restated Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have also assumed payment for the Warrant Notes upon exercise of the Note Purchase Warrants, and payment of the exercise price upon exercise of the Warrants.

Our Opinion is given on the basis of facts and applicable law as of the date hereof, and we do not give any opinion with respect to any changes in the foregoing after the date hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued upon conversion of the Notes and Warrant Notes and upon exercise of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:  /s/ Suzanne Sawochka Hooper
     ---------------------------

     Suzanne Sawochka Hooper